Exhibit (11.3)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON
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EQUIVALENT SHARE (1)
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(All amounts in thousands, except per share amounts)


                                                       First Quarter Ended
                                                      ---------------------
                                                      April 3,      April 4,
                                                        1994          1993
                                                      -------       -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                    $27,616       $25,597

ADJUSTMENT FOR OTHER POTENTIALLY DILUTIVE
 SECURITIES - Interest savings (net of tax) on
 Convertible Subordinated Debentures as if converted
 at the beginning of the period                         1,431         1,454
                                                      -------       -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES ON A FULLY DILUTED BASIS           $29,047       $27,051
                                                      =======       =======
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                           59,846        59,378

  Dilutive effect of stock options after
   application of treasury stock method                                  83

  Adjustment for other potentially dilutive
   securities - Dilutive effect of Convertible
   Subordinated Debentures as if converted at the
   beginning of the period                              2,630         2,630
                                                      -------       -------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                   62,476        62,091
                                                      =======       =======
FULLY DILUTED NET EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                                 $.46          $.44
                                                         ====          ====

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.




















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